Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Announces Resignation of
Director
HOUSTON, December 12, 2005 — Natural Resource Partners L.P. (NYSE: NRP) and (NYSE:NSP) today announced that Alex T. Krueger has resigned his position as a director of the partnership effective today. Mr. Krueger’s resignation is in connection with the sale of the remaining units of both common (NYSE:NRP) and subordinated units (NYSE:NSP) held by FRC-WPP NRP Investment L.P., a partnership controlled by First Reserve Corporation, a private equity firm. Mr. Krueger was initially nominated to the board by First Reserve in connection with FRC-WPP NRP Investment L.P.’s acquisition of a substantial block of subordinated units from Arch Coal in December 2003. The Board of Directors of the partnership now consists of seven directors, four of whom are independent directors.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
05-24
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